Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 12, 2009 (except for the adjustments to retrospectively apply the adoption of Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, effective January 1, 2009, as described in Note B and Note N as to which the date is May 14, 2009) with respect to the consolidated financial statements and schedule included in the Current Report of Compass Diversified Holdings and Subsidiaries on Form 8-K dated May 19, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Compass Diversified Holdings and Subsidiaries on Forms S-3 (File Nos. 333-147218 and 333-147217, effective November 26, 2007).
/S/ GRANT THORNTON LLP
New York, New York
May 14, 2009